Williams Controls, Inc.

News Release	Contact:	Mike Rusk
Financial Controller
For Immediate Release	Telephone:	(503) 684-8600

WILLIAMS CONTROLS TRANSFERS STOCK EXCHANGE LISTING

PORTLAND, OR….November 23, 2011….Williams Controls, Inc. (the “Company”) (NasdaqGM: WMCO) today announced that its Board of Directors has elected to transfer its stock exchange listing from the NASDAQ Global Market to the NYSE Amex. The Company expects its common stock to commence trading on the NYSE Amex on December 7, 2011, under its same ticker symbol, “WMCO.” Williams Controls’ common stock will continue to trade on the NASDAQ Global Market until its transfer to the NYSE Amex is complete.

Commenting on the move to the NYSE Amex, President and CEO Patrick Cavanagh stated, “After careful consideration, Williams Controls’ Board of Directors decided to transfer our company listing to the NYSE Amex. We believe the move will provide our shareholders with a better trading structure, consistent with our efforts to deliver more value to our shareholders.”

“We welcome Williams Controls, Inc. to the NYSE Euronext family of listed companies and to NYSE Amex,” said Scott Cutler, Co-Head of U.S. Listings and Cash Execution, NYSE Euronext. “Williams Controls, Inc. and its shareholders will benefit from superior market quality and technology, a broad array of issuer and investor services, and a partnership with the Company and its shareholders.”

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (“ETCs”) for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon, and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls’ website at www.wmco.com. Information posted on our website is not incorporated into, and does not constitute a part of, this release.

The statements included in this news release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on management’s assumptions and projections, and are sometimes identifiable by use of the words, “expect to,” “plan,” “will,” “believe” and words of similar predictive nature. Because management’s assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. Some of these factors include, but are not limited to, the length and severity of any economic downturns affecting our operations, changes in relationships with our suppliers, competition, the concentration of our sales to a limited number of customers, the risk of recall of our products, environmental concerns related to our Portland, Oregon facility, and our ability to attract and retain qualified management and to maintain positive labor relations with our collective bargaining employees. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

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